EXHIBIT 4.2

                          [Form of Global ABC Receipt]

UNLESS THIS GLOBAL RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF A NOMINEE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO A NOMINEE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL CERTIFICATES REPRESENTED HEREBY, THIS GLOBAL RECEIPT MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR TO ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

THIS RECEIPT REPRESENTS A FRACTIONAL UNDIVIDED INTEREST IN THE TRUST AND DOES NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND IS NOT GUARANTEED BY THE INITIAL DEPOSITOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS RECEIPT NOR THE DEPOSITED SHARES ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.














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                            GLOBAL DEPOSITARY RECEIPT
                             FOR RECEIPTS ISSUED BY
                             ABC TRUST SERIES 1999A
                          REPRESENTING COMMON STOCK OF

                              [LIST COMPANIES HERE]

                        THE BANK OF NEW YORK, as Trustee

No.                                                                CUSIP NO.

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated, as depositor (hereinafter called the "Depositor"), hereby certifies that _______, or registered assigns IS THE OWNER OF_________ Receipts issued by ABC Trust Series 1999A representing common stock of [LIST COMPANIES HERE]. At the date hereof, each round lot of 100 Receipts represents an individual and undivided ownership interest in the whole number of shares of the common stock of the following [ ] companies:

                         ---------------------------------
                        |Name of Company  |  Share Amounts|
                         ---------------------------------
                        |                 |               |
                         ---------------------------------
                        |                 |               |
                         ---------------------------------

which is either deposited or subject to deposit under the Trust Agreement at the Corporate Trust Office of the Depositary (herein called the "Trustee"). [The Trustee's Corporate Trust Office is located at a different address than its principal executive office. Its Corporate Trust Office is located at ________________, and its principal executive office is located at
_______________.

                 THE TRUSTEE'S CORPORATE TRUST OFFICE ADDRESS IS
                               -------------------















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                         [reverse of Global ABC Receipt]

                  Capitalized terms used herein shall have the meanings assigned to them in the Standard Terms for Depositary Trust Agreements unless otherwise indicated.

1.       THE DEPOSITARY TRUST AGREEMENT.
         This Global Receipt is issued upon the terms and conditions set forth in the Standard Terms for Depositary Trust Agreements, dated as of ___________, 1999 (the "Trust Agreement"), by and among the Trust, the Trustee, the Initial Depositor and the Securities Intermediary. By becoming an Owner, such Person agrees to become a party to the Trust Agreement and become bound by all the terms and conditions thereof. The Trust Agreement sets forth the rights of Owners and the rights and duties of the Trustee in respect of the Shares deposited thereunder and any and all other Shares, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, property, and cash are herein called "Deposited Shares"). Copies of the Trust Agreement are on file at the Trustee's Corporate Trust Office in New York City.

         The statements made on the face and reverse of this Global Receipt are summaries of certain provisions of the Trust Agreement and are qualified by and subject to the detailed provisions of the Trust Agreement, to which reference is hereby made. Capitalized terms not defined herein shall have the meanings set forth in the Trust Agreement.

2.       SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.
         Upon (i) receipt by the Trustee of a written request reasonably satisfactory to it, (ii) surrender at the Corporate Trust Office of the Trustee of a Round-lot of 100 Receipts or any integral multiple thereof for the purpose of withdrawal of the Deposited Shares evidenced by each Round-lot Receipt, and
(iii) upon payment of the fee of the Trustee for the surrender of Receipts as provided in Trust Agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal of the Deposited Shares, and subject to the terms and conditions of this Trust Agreement, the Owner of such Round-lot of 100 Receipts shall be entitled to delivery of the amount of Deposited Shares at the time evidenced by such Round-lot of 100 Receipts.

3.       TRANSFERS OF RECEIPTS.
         The transfer of this Receipts is registrable on the books of the Trustee at its Corporate Trust Office by the Owner hereof in person or by a duly authorized attorney, upon surrender of this Receipts properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Trustee and upon compliance with such regulations, if any, as the Trustee may establish for such purpose. As a condition precedent to the execution and delivery, registration of transfer, or surrender of any Receipt or withdrawal of any Deposited Shares, the Depositary or Registrar may require payment from the depositor of Shares or the presentor of the Round-lot Receipts of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being


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deposited or withdrawn) and payment of any applicable fees as provided in this
Receipts, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Trustee may establish consistent with the provisions of the Trust Agreement or this Receipts.

         The delivery of Receipts against deposits of Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed. Without limitation of the foregoing, the Trustee shall not knowingly accept for deposit under the Trust Agreement any Shares required to be registered under the provisions of the Shares Act of 1933, unless a registration statement is in effect as to such Shares.

         The Trustee shall not execute and deliver Receipts under Section 2.3 of the Trust Agreement, or accept for surrender and cancellation Receipts under
Section 2.5, except to the extent such Receipts represent a Round-lot Receipts, or any integral multiple thereof.

4.       LIABILITY OF OWNER FOR TAXES.
         If any tax or other governmental charge shall become payable with respect to any Receipts or any Deposited Shares represented hereby, such tax or other governmental charge shall be payable by the Owner hereof to the Trustee. The Trustee shall refuse to effect any transfer of this Receipts or any withdrawal of Deposited Shares represented by a Round-lot Receipts until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner hereof any part or all of the Deposited Shares evidenced by a Round-lot Receipts, and may apply such dividends or other distributions of the proceeds of any such sale in payment of such tax or other governmental charge and the Owner hereof shall remain liable for any deficiency.

5.       WARRANTIES OF DEPOSITORS.
         Every person depositing Shares under the Depositary Trust Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued and fully paid, and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that the deposit of such Shares by that person are not restricted under the Shares Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

6.       CHARGES OF TRUSTEE.
         The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued: (1) taxes and other governmental charges, (2) such cable, telex and facsimile transmission expenses as are expressly provided in this Trust Agreement, (3) a fee of $10 or less per Round-lot of 100 Receipt for the execution and delivery of Receipts pursuant to Section 2.6, 4.3 or 4.4, and the surrender of Receipts pursuant to Section 2.8 or 6.2, (4) a fee for the distribution of Shares pursuant to Section 4.2, such fee being in an amount equal to the fee for the execution and delivery of


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Deposited Shares referred to above which would have been charged as a result of the deposit of such Shares (for purposes of this clause (4) treating all such Shares as if they were Deposited Shares), but which Shares are instead distributed by the Trustee to Owners, and (5) a fee of [ ] or less per Receipts per year for acting as Trustee hereunder (which fee shall be assessed against Owners of record as of the date or dates set by the Trustee in accordance with
Section 4.06 and shall be collected at the sole discretion of the Trustee by billing such Owners for such fee or by deducting such fee from one or more cash dividends or other cash distributions).

         The Trustee, subject to Article (8) hereof, may own and deal in any class of Shares of the Deposited Shares Issuers and their affiliates in Receipts.

7.       LOANS AND PRE-RELEASE OF SHARES AND RECEIPTS.
         Notwithstanding Section 2.3 of the Trust Agreement, the Trustee may execute and deliver Receipts prior to the receipt of Shares pursuant to Section
2.2 of the Trust Agreement ("Pre-Release"). The Trustee may, pursuant to Section
2.5 of the Trust Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Trustee knows that such Receipts has been Pre-Released. The Trustee may receive Receipts in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom Receipts are to be delivered that such person, or its customer, owns the Shares or Receipts to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Trustee deems appropriate, (c) terminable by the Trustee on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Trustee deems appropriate. The number of Receipts which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited under the Trust Agreement; provided, however, that the Trustee reserves the right to change or disregard such limit from time to time as it may determine.

         The Trustee may retain for its own account any compensation received by it in connection with the foregoing.

8.       TITLE TO RECEIPTS.
         It is a condition of this Receipt and every successive Owner and Owner of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of New York; provided, however, that the Trustee, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Trustee as the absolute owner hereof for the purpose of determining the person entitled to distribution or dividends or other distributions or to any notice provided for in the Trust Agreement and for all other purposes.

9.       VALIDITY OF RECEIPTS.


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         This Receipt shall not be entitled to any benefits under the Trust
Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Trustee by the manual or facsimile signature of a duly authorized signatory of the Trustee and, if a Registrar for the Receipts shall have been appointed, countersigned by the manual or facsimile signature of a duly authorized officer of the Registrar.

10.      REPORTS; INSPECTION OF TRANSFER BOOKS.
         The issuer of the Shares represented by the Deposited Shares is subject to the periodic reporting requirements of the Shares Exchange Act of 1934 and, accordingly, files certain reports with the Shares and Exchange Commission (herein called the "Commission"). Such reports and communications will be available for inspection and copying at the public reference facilities maintained by the Commission located at 450 Fifth Street, NW, Washington, DC 20549.

         The Depositary will make available for inspection by Owners of Receipts at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Deposited Shares Issuer which are both (a) received by the Trustee as the Owners of Deposited Shares and (b) made generally available to the Owners of such Deposited Shares by the Deposited Shares Issuer.

         The Trustee shall keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Owners of Receipts, provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Deposited Shares Issuer or a matter related to the Trust Agreement or the Receipts.

11.      DIVIDENDS AND DISTRIBUTIONS.
         Whenever the Trustee shall receive any cash dividend or other cash distribution on any Deposited Shares, the Trustee shall, subject to the Trust Agreement, distribute the amount thus received (net of the fees of the Trustee as provided in the Trust Agreement, if applicable) to the Owners of Receipts entitled thereto, provided, however, that the Trustee shall use its reasonable efforts to ensure that it makes such distribution no later than the end of the calendar quarter following the calendar quarter in which the Trustee receives such distribution; and provided further, however, that in the event that the respective Deposited Shares Issuer or the Trustee shall be required to withhold and does withhold from such cash dividend or such other cash distribution in respect of any Deposited Shares an amount on account of taxes, the amount distributed to the Owners of the Receipts representing such Deposited Shares shall be reduced accordingly.

         Subject to the provisions of Sections 4.11 and 5.9 of the Trust Agreement, whenever the Trustee shall receive any distribution other than a distribution described in Sections 4.1, 4.3 or 4.4 of the Trust Agreement, the Trustee shall cause the Shares or property received by it to be distributed to the Owners of Receipts entitled thereto, in any manner that the Trustee may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Trustee such distribution cannot be made proportionately among the Owners of


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Receipts entitled thereto, or if for any other reason (including, but not limited to, any requirement that a Deposited Shares Issuer or the Trustee withhold an amount on account of taxes or other governmental charges or that such Shares must be registered under the Shares Act of 1933 in order to be distributed to Owners or Owners) the Trustee deems such distribution not to be feasible, the Trustee shall adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the Shares or property thus received, or any part thereof, and the net proceeds of such sale (net of the fees of the Trustee as provided in Section 5.9 of the Trust Agreement) shall be distributed by the Trustee to the Owners of Receipts entitled thereto as in the case of a distribution received in cash.

         If any distribution upon any Deposited Shares consists of a dividend in, or free distribution of, Shares, the Trustee shall distribute to the Owners of outstanding Receipts entitled thereto, the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Trust Agreement with respect to the deposit of Shares, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Trust Agreement and the payment of the fees of the Trustee as provided in Section 5.9 of the Trust Agreement. In lieu of the Trustee distributing such additional Shares, as provided in the preceding sentence, the Trustee may retain such Shares under the Trust Agreement, in which case each Round-lot Receipts shall thenceforth also represent such Shares and such Shares shall be treated as additional Deposited Shares under the Trust Agreement.

         In the event that the Trustee determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Trustee is obligated to withhold, the Trustee shall by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Trustee deems necessary and practicable to pay any such taxes or charges and the Trustee shall distribute the net proceeds or any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto.

12.      [RESERVED].

13.      RIGHTS.
         In the event that a Deposited Shares Issuer shall offer or cause to be offered to the Owners of any Deposited Shares any rights to subscribe for additional Shares or any rights of any other nature, the Trustee shall act in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or in allowing the rights to lapse.

         If an Owner of Receipts requests distribution of warrants or other instruments in respect to such rights, notwithstanding that there has been no such registration under such Act, the Trustee shall not effect such distribution unless it has received an opinion from recognized counsel for the issuer of the Shares involved upon which the Trustee may rely that such distribution to such Owner is exempt from such registration.


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         The Trustee shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14.      RECORD DATES.
         Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Shares, or whenever a fee shall be changed by the Trustee under Section 5.9(5) of the Trust Agreement, or whenever for any reason the Trustee causes a change in the number of Shares that are represented by each Round-lot Receipts, or whenever the Trustee shall be instructed to act in respect to any meeting of Owners of Shares represented by Deposited Shares, the Trustee shall fix a record date (a) for the determination of the Owners of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) required to pay such fee, or (iii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each Receipts will represent the changed number of Shares, subject to the provisions of the Trust Agreement. In the case of subsections (a)(i) and (a)(iii) of this Article (14), the Trustee shall use its reasonable efforts to ensure that the record date set under the Trust Agreement will be the same as the record date set by the Deposited Shares Issuer.

15.      VOTING OF DEPOSITED SHARES.
         Upon receipt by the Trustee of notice of any meeting of Owners of Shares represented by Deposited Shares, the Trustee shall mail to the Owners of Receipts a notice which shall contain (a) such information as is contained in such notice of meeting, (b) a statement that the Owners of Receipts as of the close of business on a specified record date will be entitled, subject to any applicable provision of federal or state law, to instruct the Trustee as to the exercise of the voting rights, if any, pertaining to the amount of Deposited Shares represented by their respective Round-lot Receipts and (c) a statement as to the manner in which such instructions may be given. Upon the written request of an Owner of a Receipts on such record date, received on or before the date established by the Trustee, the Trustee shall endeavor, in so far as practicable, to vote or cause to be voted the amount of Shares represented by the Deposited Shares evidenced by such Receipts in accordance with the instructions set forth in such request. The Trustee shall vote or attempt to exercise the right to vote that attaches to the Shares represented by the Deposited Shares in accordance with such instructions or deemed instructions.

         There can be no assurance that Owners generally or any Owner in particular will receive the notice described in the preceding paragraph sufficiently prior to the Instruction Date to ensure that the Trustee will vote the Shares represented by the Trustee in accordance with the provisions set forth in the preceding paragraph.

16.      CHANGES AFFECTING DEPOSITED SHARES.
         In circumstances where the provisions of Section 4.3 of the Trust Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of any Shares represented by Deposited Shares, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the issuer of


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such Shares or to which it is a party, any Shares which shall be received by the
Trustee in exchange for or in conversion of or in respect of Deposited Shares shall be distributed to Owners of Round-lot Receipts

17.      LIABILITY OF THE INITIAL DEPOSITOR AND THE TRUSTEE.
         Neither the Initial Depositor nor the Trustee shall incur any liability to any Owner or Owners of any Receipt, if by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any act of God or war or other circumstances beyond its control, the Initial Depositor or the Trustee shall be prevented or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Trust Agreement it is provided shall be done or performed; nor shall the Initial Depositor or the Trustee incur any liability to any Owner or Owners of a Receipts by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Trust Agreement. Where, by the terms of a distribution pursuant to Sections 4.1, 4.2 or 4.3 of the Trust Agreement, or an offering or distribution pursuant to Section 4.4 of the Trust Agreement, or for any other reason, such distribution or offering may not be made available to Owners of Receipts, and the Trustee may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Trustee shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse. The Trustee shall not be subject to any liability with respect to the validity or worth of the Deposited Shares. Neither the Initial Depositor nor the Trustee shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Shares or in respect of the Receipts. Neither the Initial Depositor nor the Trustee shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Owners of a Receipts, or any other person believed by it in good faith to be competent to give such advice or information. The Trustee shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation of the Trustee, provided that in connection with the issue out of which such potential liability arises the Trustee performed its obligations without negligence or bad faith while it acted as Trustee. None of the Initial Depositor or Trustee shall be responsible for any failure to carry out any instructions to vote any of the Shares represented by Deposited Shares, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith. No disclaimer of liability under the Shares Act of 1933 is intended by any provision of the Trust Agreement.

18.      RESIGNATION OF THE TRUSTEE.
         The Trustee may at any time resign as Trustee under the Trust Agreement by written notice of its election so to do delivered to the Owners, such resignation to take effect no earlier than sixty (60) days after the date of such notice. Whenever the Trustee in its discretion


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determines that it is in the best interest of the Owners of Receipts to do so, it may appoint an additional Trustee or Trustees.

19.      AMENDMENT.
         The form of the Receipts and any provisions of the Trust Agreement may at any time and from time to time be amended by agreement between the Initial Depositor and the Trustee in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding Receipts. Every Owner of a Receipts at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipts, to consent and agree to such amendment and to be bound by the Trust Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any Round-lot Receipts to surrender such Receipts and receive therefor the Deposited Shares represented thereby, except in order to comply with mandatory provisions of applicable law.

20.      TERMINATION OF TRUST AGREEMENT.
         The Trustee shall terminate the Trust Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding if at any time 60 days shall have expired after the Trustee shall have delivered to the Owners a written notice of its election to resign and a successor Trustee shall not have been appointed and accepted its appointment as provided in the Trust Agreement. On and after the date of termination, the Owner of a Round-lot Receipts will, upon (a) surrender of such Round-lot Receipts at the Corporate Trust Office of the Trustee, (b) payment of the fee of the Trustee for the surrender of Receipts referred to in Section 2.5 of the Trust Agreement and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Shares evidenced by such Round-lot Receipts. If any Receipts shall remain outstanding after the date of termination, the Trustee thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Trust Agreement, except that the Trustee shall continue to collect dividends and other distributions pertaining to Deposited Shares, shall sell rights as provided in the Trust Agreement, and shall continue to deliver Deposited Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Round-lot Receipts surrendered to the Trustee (after deducting, in each case, the fee of the Trustee for the surrender of a Round-lot Receipts, any expenses for the account of the Owner of such Round-lot Receipts in accordance with the terms and conditions of the Trust Agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Trustee may sell the Deposited Shares then held under the Trust Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors


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of the Trustee with respect to such net proceeds. After making such sale, the
Trustee shall be discharged from all obligations under the Trust Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Trustee for the surrender of a Round-lot Receipts, any fees of the Trustee due and owing from the Owner of such Round-lot Receipts pursuant to Section 5.9(5) of the Trust Agreement, any expenses for the account of the Owner of such Round-lot Receipts in accordance with the terms and conditions of the Trust Agreement, and any applicable taxes or governmental charges). Upon the termination of the Trust Agreement, the Trustee shall be discharged from all obligations under the Trust Agreement.

21.      COMPLIANCE WITH U.S. SECURITIES LAWS.
         Notwithstanding anything in the Trust Agreement or this Receipt to the contrary, the Trustee agrees that it will not exercise any rights it has under the Trust Agreement to permit the withdrawal or delivery of Deposited Shares in a manner which would violate the U.S. Shares law.